EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

Board of Directors
Phoenix India Acquisition Corp.

We consent to the inclusion in this Registration Statement on Form S-1 of our report dated August 29, 2005, except for Note 2 dated October 17, 2005, on our audit of the financial statements of Phoenix India Acquisition Corp. for the period from July 13, 2005 (inception) through August 26, 2005.

/s/ Miller Ellin and Company LLP
Miller Ellin and Company LLP

New York, New York
October 18, 2005